Exhibit 99.2

Majority Written Consent
Of
the Stockholders
of
Greater China Corporation

     The undersigned, being the holders of a majority of the shares of the voting capital stock of Greater China Corporation (the “Corporation”), a Delaware corporation, do hereby consent to the adoption of the following resolutions without a meeting in accordance with Section 228 of the Delaware General Corporation Law and as specifically authorized pursuant to Article II, Section 9 of the Corporation’s By-Laws:

     Whereas, Article III, Section 2 of the Corporation’s By-laws provide for the number of Directors of the Corporation to consist of no less than three and no greater than eleven Directors.

     Whereas, the Board of Directors of the Corporation is composed of three Directors.

     Whereas, the below stockholders of the Corporation, which stockholders hold a majority of the shares of the voting capital stock of the Corporation, believe it to be in the best interests of the Corporation and its stockholders for additional Directors to be elected to the Corporation’s Board of Directors.

     Now, Therefore, Be It:

     Resolved, it being in the best interests of the Corporation, that the number of directors of the Corporation be and hereby is set at six.

     Resolved, it being in the best interests of the Corporation, that the persons listed below be and hereby are elected to serve as Directors of the Corporation:

Mr. Gary S. Robinson
Mr. Manfred Unger
Mr. Richard Rund

     This Majority Written Consent may be executed in various counterpart copies, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

[Majority Written Consent Signature Page]

     IN WITNESS WHEREOF, the undersigned have executed this Consent as of the ___day of May, 2005.

Gary S. Robinson

Richard B. George

Ian C. Hatchell

Mukhtiar Singh Sohal

Simon M. Coates

Xufei Song

Manfred Unger

Martyn P. Booker